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ALTERA CORPORATION
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On April 27, 2012, John Shoemaker, the Chair of the Compensation Committee of the Board of Directors of Altera Corporation, sent the following communication to certain of Altera's stockholders.
    At our 2012 Annual Meeting of Stockholders, our stockholders will be asked to approve, on an advisory basis, named executive officer compensation (Proposal Six). We urge you to vote in favor of this proposal.
We are writing to you in order to respond to the ISS Proxy Report you may have seen, which recommends a vote against Proposal Six due to a special retention grant of stock options and restricted stock units (RSUs) that the board of directors awarded to our CEO, John Daane, in 2011. We strongly believe that this special equity grant made to Mr. Daane is in our stockholders' best interests because it incentivizes Mr. Daane's retention and future performance.
In February 2011, the compensation committee decided to make this special retention grant to Mr. Daane in recognition of his contributions and leadership during his prior ten years at the company. The committee decided that the grant should be a combination of 402,000 RSUs and 360,000 stock options because RSUs would strongly incentivize Mr. Daane to remain at the company and stock options would incentivize him to work to increase stockholder value. All of Mr. Daane's 2011 equity grants were disclosed in our proxy statement for the 2011 Annual Meeting of Stockholders. At that time, ISS recommended a vote in favor of our named executive officer compensation, and 95% of our stockholders voted to approve.
This special grant was made in recognition of the fact that under Mr. Daane's leadership, the company's financial performance far exceeded the 75th percentile of the financial performance of our peers for the 1-, 3- and 5-year periods prior to the grant date with respect to several financial metrics, including revenue growth, net margin, operating margin, growth in market capitalization and total shareholder return. As noted in the proxy statement for our 2011 Annual Meeting of Stockholders, the company's total shareholder return over the 1-, 3- and 5-year periods prior to the date the compensation committee decided to make this special retention grant was 58%, 89% and 99% respectively.
Given the nature of our business, these 1-, 3- and 5-year returns reflect a series of strategic actions initiated by Mr. Daane throughout the course of his employment. The special equity grant was intended in part to recognize Mr. Daane's contributions to our results over this extended period of time. This outstanding financial performance and our belief that Mr. Daane's leadership was a driving force behind these results was the basis for the committee's decision.
We believe that the decision to award Mr. Daane this special retention grant is consistent with our pay-for-performance practices and is in our stockholders' best interests for the following reasons:

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The committee strongly believes the special retention grant is substantively performance-based because a large part of the award is in the form of stock options, which will have no value to Mr. Daane unless he increases stockholder value.

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As ISS's recommendation acknowledges, the company has substantially outperformed the S&P 500, other companies within our GICS group and our peer group, and we have a track record of responsible pay practices.

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With the exception of the 2011 special retention grant, Mr. Daane's compensation has historically been at the median of the compensation paid to CEOs despite the fact, as noted above, that we have financially outperformed those peers for many years.

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Mr. Daane does not have an employment or change in control agreement and, as a result, as an at-will employee, the vesting of all of his equity grants is contingent on his continued successful performance in leading the company. [1]

In 2010, we reached out to many of our stockholders to solicit their views on executive compensation in advance of the first stockholder advisory vote on executive compensation. We carefully considered our stockholders' views in designing Mr. Daane's 2011 compensation package. We would welcome the opportunity again to speak with you about our executive compensation philosophy and practices. Please contact me in care of Scott Wylie, Vice President, Investor Relations, if you would like to discuss any of these matters.
We appreciate your consideration and urge you to vote “For” Proposal Six.

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1 ISS's statement that our committee has discretion under the company's 2005 Equity Incentive Plan to allow Mr. Daane's RSUs to vest upon the termination of his employment is inaccurate.